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                                             Contact:
Rochester Tel Center                              See last page
180 South Clinton Avenue
Rochester, New York  14646-0700

Media Relations:
Phone  716-777-1090
Fax  716-325-4624


For release:        After 9:00 a.m., November 30, 1994

               Rochester Tel to Acquire Minnesota Long Distance Company

Rochester, New York -- November 30, 1994 -- Rochester Tel (NYSE: RTC) today announced an agreement to acquire all of the outstanding shares of American Sharecom, Inc. (ASI), a long distance company headquartered in Minneapolis, Minnesota. ASI is one of the largest privately owned long distance companies in the country with annual revenues of approximately $125 million. ASI's sales operations are concentrated in the Midwest, Northwest and California. Together with Rochester Tel's pending acquisition of West Coast Communications (WCT), this acquisition firmly establishes the nationwide presence of RCI Long Distance, Rochester Tel's long distance subsidiary.

     A definitive agreement with the shareholders of ASI has been approved by Rochester Tel's Board of Directors subject to some final due diligence items and regulatory approvals in the states in which American Sharecom does business. Under the agreement, Rochester Tel will acquire all of the outstanding shares of ASI in exchange for RTC common stock. Rochester Tel will account for the transaction as a pooling of interests and expects closing in the first quarter of 1995.

     This is Rochester Tel's second long distance acquisition announced in the last month. On November 8, the company reached a definitive agreement with WCT Communications on terms of its acquisition of the California-based long distance company. The combination of WCT, American Sharecom and RCI Long Distance will bring Rochester Tel's annual long distance revenues to over $550 million and make RCI the seventh largest long distance company in the country.
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     Commenting on the transaction, Ronald L. Bittner, Chairman and
Chief Executive Officer of Rochester Tel, said, "We are creating the premier firm in our industry and the addition of American Sharecom represents a major step toward that goal. Steve Simon, president of ASI and Jim Weinert, vice president, have built one of the finest, independent long distance companies in the industry. This merger is consistent with our growth strategy of expanding our long distance operations nationwide."

     As a private company, ASI had reached a critical point in its development, according to ASI's Simon. "Given the changing competitive structure of our industry, we felt that a wider diversity of products and substantially greater financial capacity were important to our future success," he said. "In RTC we have found the ideal partner. We confidently look forward to continuing Rochester Tel's record of growth in revenue and earnings."

     In the joint announcement, Rochester Tel and American Sharecom said that Simon will become a vice president of the combined long distance operation, with responsibilities for the American Sharecom Division. Weinert will remain in charge of American Sharecom's sales and marketing organization.

    Dale Gregory, president of Rochester Tel's telecommunications group, noted that RCI has no long distance sales or operations personnel based in the upper Midwest and that Minneapolis will become the focal point of this new long distance market. Rochester Tel operates a 100,000 access-line telephone company in Minnesota, Vista Telephone, and a cellular acquisition in southern Minnesota is pending.

     "In long distance, we grew more than 35 percent last year and are up another 30 percent this year," said Gregory. "We will need the employees of American Sharecom to help us meet the needs of an expanding customer base."

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     Rochester Tel has a special shareowner meeting scheduled for
December 19 in New York City to approve a pending corporate reorganization which includes changing its name to Frontier
Corporation. These steps will continue, but the proxy issued in advance of that meeting will be updated as a result of the ASI announcement to further describe the transaction, including Rochester Tel's issuance of approximately 8.7 million shares of its common stock, 95 percent of which will be restricted.

     Founded in 1921, Rochester Tel is one of the largest non-Bell telecommunications firms in the United States, with 1993 revenues of $906 million. The company is a provider of integrated telecommunications solutions to more than 1.5 million customers in the Northeast, South and Midwest through its long distance, local telephone and wireless communication companies. Its long distance operation provides a full range of voice, video and data communications services for business and residential customers. RCI has nine switch locations and had revenues of $263 million in 1993.

     In October of this year, the New York State Public Service Commission approved Rochester Tel's corporate restructuring plan, authorizing it to form a corporate holding company. Rochester Tel has previously announced its plan, subject to shareowner approval, to name the holding company Frontier Corporation effective January 1, 1995.

Contacts:

For Rochester Tel: Media - Linda J. Crociata 716-777-7693; investors - Philip H. Yawman 716-777-6179; mergers and acquisitions - John K.
Purcell, corporate vice president 716-777-7944.

For American Sharecom: William King, Chief Financial Officer,
612-343-3263


Fact sheet follows

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                               Rochester Tel
                   Acquisition of American Sharecom Inc.
                                Fact Sheet


Transaction Summary

     - RTC to issue approximately 8.7 million shares of new stock
     - Tax deferred exchange for all stock of ASI
     - Pooling of interests
     - Subject to regulatory approvals and completion of due diligence
     - Closing expected in first quarter 1995
     - ASI's principal shareowners remain employees of the company in senior management positions. They have signed management and noncompete agreements.
     - Slightly accretive to RTC earnings and cash in 1995.


Background on American Sharecom

     - Long distance company which provides switched and dedicated outbound long distance, 800 inbound, travel cards, international, conference calling, private line, operator toll assistance and directory assistance.
     - Certified to do business in Minnesota, Wisconsin, Illinois, Iowa,
       North Dakota, South Dakota, Montana, Wyoming, Utah, Colorado,
       Nevada, Washington, Idaho, Oregon and California.
     - Maintains switching centers in Milwaukee, Billings, Seattle,
       Sacramento and Los Angeles. Three switches are DEX 400s, two are Stromberg Carlson.
     - Headquarters in Minneapolis; sales offices in Minneapolis, Milwaukee, Billings, Spokane, Seattle, Portland and Sacramento.
     - Approximately 225 employees.
     - Current annualized revenue approximately $125 million. Over 80 percent of ASI's revenue is derived from 60,000 small and medium sized retail accounts.

A picture illustrating the Switch Sites, Major Points of Presence and Backbone Network of the RCI Network after integration of American
Sharecom, Inc. and WCT Communications, Inc. is attached to the Press
Release.